Exhibit 99.1

ORACLE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Oracle Corporation, PeopleSoft, Inc. and Siebel Systems, Inc. after giving effect to Oracle’s acquisition of PeopleSoft on December 29, 2004, borrowings used to finance the PeopleSoft acquisition, Oracle’s pending acquisition of Siebel Systems, the $5.75 billion of notes issued on January 13, 2006 to finance the Siebel Systems acquisition and for general corporate purposes, including stock repurchases and other acquisitions, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of November 30, 2005 is presented as if the Siebel Systems acquisition and notes issued to finance the Siebel Systems acquisition occurred on November 30, 2005. The unaudited pro forma condensed combined statement of operations of Oracle and Siebel Systems for the six months ended November 30, 2005 is presented as if the Siebel Systems acquisition and notes issued to finance the Siebel Systems acquisition had taken place on June 1, 2004 and were carried forward through November 30, 2005. The unaudited pro forma condensed combined statement of operations of Oracle, PeopleSoft and Siebel Systems for the year ended May 31, 2005 is presented as if the PeopleSoft acquisition and related borrowings as well as the Siebel Systems acquisition and notes issued had taken place on June 1, 2004 and were carried forward through May 31, 2005.

To complete the Siebel Systems acquisition, Oracle formed Ozark Holding Inc., or “New Oracle”, a direct wholly owned subsidiary. Pursuant to the merger agreement, Siebel Systems and Oracle will survive as wholly owned subsidiaries of New Oracle and New Oracle will be renamed “Oracle Corporation.” In preparing the unaudited pro forma condensed combined financial statements, Oracle has assumed that holders of 30% of Siebel Systems common stock will elect to receive New Oracle common stock and has assumed that the Conversion Ratio will be 0.79, which was calculated as $10.66 divided by $13.49 (the closing price of Oracle common stock on September 12, 2005, the date the signing of the merger agreement was announced). Depending on the actual number of Siebel Systems shares outstanding as of the acquisition date, the percentage of Siebel Systems stockholders that do not elect to receive New Oracle common stock and the actual Conversion Ratio, the cash paid and New Oracle common stock issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumptions, some of which cannot be made prior to completion of the Siebel Systems acquisition, are subject to change upon the acquisition date and finalization of the valuation of Siebel Systems’ assets and liabilities. Upon completion of the acquisition, Oracle expects to make additional adjustments, including adjustments for property and restructuring activities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, tangible assets and in-process research and development of Siebel Systems that exist as of the acquisition date.

The unaudited pro forma condensed combined financial statements do not include the effects of restructuring certain activities of pre-merger Oracle or Siebel Systems operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring Siebel Systems’ operations would be recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring Oracle’s operations would be recorded as expenses in Oracle’s statements of operations in the period that the costs are incurred. Oracle expects to be able to quantify estimated restructuring expenses upon completion of the acquisition of Siebel Systems.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Oracle that would have been reported had the acquisitions, borrowings and notes issued been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Oracle. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that Oracle may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Oracle, PeopleSoft and Siebel Systems included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and related amendments.

ORACLE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of November 30, 2005

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Nov 30, 2005	Sep 30, 2005
(in millions)	Oracle	Siebel Systems
ASSETS
Current assets:
Cash and cash equivalents	$2,837	$566	$1,774	(A)	$5,177
Marketable securities	566	1,681	—		2,247
Trade receivables, net	1,976	229	—		2,205
Deferred tax assets	471	24	—		495
Prepaid expenses and other current assets	416	44	—		460

Total current assets	6,266	2,544	1,774		10,584

Non-current assets:
Property, net	1,366	62	—		1,428
Intangible assets, net	3,269	36	1,674	(B)	4,979
Goodwill	7,366	297	1,937	(C)	9,600
Deferred tax assets	51	116	668	(D)	835
Other assets	1,028	33	17	(F)	1,078

Total non-current assets	13,080	544	4,296		17,920

Total assets	$19,346	$3,088	$6,070		$28,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term borrowings and current portion of long-term debt	$907	$—	$—		$907
Accounts payable and accrued liabilities	1,733	261	75	(G)	2,069
Income taxes payable	667	58	—		725
Accrued restructuring	73	37	—		110
Deferred revenues	2,183	315	(150	)(H)	2,348

Total current liabilities	5,563	671	(75)		6,159

Non-current liabilities:
Notes payable and long-term debt, net of current portion and discount of $19	156	—	5,731	(E)	5,887
Deferred tax liabilities	950	—	702	(D)	1,652
Other long-term liabilities	562	131	—		693

Total non-current liabilities	1,668	131	6,433		8,232

Stockholders’ equity	12,115	2,286	(288	)(I)	14,113

Total liabilities and stockholders’ equity	$19,346	$3,088	$6,070		$28,504

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended November 30, 2005

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	For the Six Months Ended
	Nov 30, 2005	Sep 30, 2005
(in millions, except per share data)	Oracle	Siebel Systems
Revenues:
New software licenses	$1,687	$190	$—		$1,877
Software license updates and product support	3,061	248	—		3,309

Software revenues	4,748	438	—		5,186
Services	1,312	223	—		1,535

Total revenues	6,060	661	—		6,721

Operating expenses:
Sales and marketing	1,321	182	1	(J)	1,504
Software license updates and product support	335	33	—		368
Cost of services	1,145	206	2	(J)	1,353
Research and development	868	137	1	(J)	1,006
General and administrative	265	51	1	(J)	317
Amortization of intangible assets	249	5	128	(K)	382
Acquisition related	38	—	—		38
Restructuring	11	83	—		94

Total operating expenses	4,232	697	133		5,062

Operating income (loss)	1,828	(36)	(133)		1,659
Interest expense	(37)	—	(148	)(L)	(185)
Non-operating income, net	63	33	—		96

Income (loss) before provision for income taxes	1,854	(3)	(281)		1,570
Provision for income taxes	538	12	(108	)(M)	442

Net income (loss)	$1,316	$(15)	$(173)		$1,128

Earnings (loss) per share:
Basic	$0.26	$(0.03)			$0.21

Diluted	$0.25	$(0.03)			$0.21

Weighted average common shares outstanding (Note 6)
Basic	5,150	522			5,275

Diluted	5,241	522			5,384

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended May 31, 2005

	Historical			Pro Forma Adjustments PeopleSoft (Note 5)		Pro Forma Adjustments Siebel Systems (Note 4)		Pro Forma Combined
(in millions, except per share data)	For the Year Ended May 31, 2005 Oracle	For the Seven Months Ended Dec 28, 2004 PeopleSoft	For the Twelve Months Ended Mar 31, 2005 Siebel Systems
Revenues:
New software licenses	$4,091	$540	$436	$—		$—		$5,067
Software license updates and product support	5,330	745	478	—		—		6,553

Software revenues	9,421	1,285	914	—				11,620
Services	2,378	521	395	—				3,294

Total revenues	11,799	1,806	1,309	—		—		14,914

Operating expenses:
Sales and marketing	2,511	514	353	(4	)(N)	4	(J)	3,378
Software license updates and product support	618	89	73	—	(N)	1		781
Cost of services	2,033	475	371	(1	)(N)	5	(J)	2,883
Research and development	1,491	324	301	3	(N)	5	(J)	2,124
General and administrative	550	82	109	(3	)(N)	2	(J)	740
Amortization of intangible assets	219	69	9	187	(O)	254	(K)	738
Acquisition related	208	79	17	—		—		304
Restructuring	147	248	6	—		—		401

Total operating expenses	7,777	1,880	1,239	182		271		11,349

Operating income (loss)	4,022	(74)	70	(182)		(271)		3,565
Interest expense	(135)	—	—	(47	)(P)	(296	)(L)	(478)
Non-operating income, net	164	15	51	—		—		230

Income (loss) before provision for income taxes	4,051	(59)	121	(229)		(567)		3,317
Provision for income taxes	1,165	(26)	45	(88	)(Q)	(218	)(M)	878

Net income (loss)	$2,886	$(33)	$76	$(141)		$(349)		$2,439

Earnings (loss) per share:
Basic	$0.56	$(0.09)	$0.15					$0.46

Diluted	$0.55	$(0.09)	$0.14					$0.45

Weighted average common shares outstanding (Note 6)
Basic	5,136	371	508					5,260

Diluted	5,231	371	532					5,390

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of November 30, 2005 and the unaudited pro forma condensed combined statements of operations for the six months ended November 30, 2005 and for the year ended May 31, 2005 are based on the historical financial statements of Oracle Corporation, PeopleSoft, Inc. and Siebel Systems, Inc. after giving effect to Oracle’s acquisition of PeopleSoft on December 29, 2004, borrowings used to finance the PeopleSoft acquisition, Oracle’s pending acquisition of Siebel Systems, the $5.75 billion of notes issued on January 13, 2006 to finance the Siebel Systems acquisition and for general corporate purposes, including stock repurchases and other acquisitions, as well as the assumptions and adjustments described in the notes herein.

Oracle accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, Business Combinations. In accordance with business combination accounting, Oracle will allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Oracle’s management has made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. The final determination of such assumptions and estimates cannot be made until Oracle completes the acquisition of Siebel Systems.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Oracle that would have been reported had the acquisitions, borrowings and notes issued been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Oracle. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that Oracle may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Oracle, PeopleSoft and Siebel Systems included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and related amendments.

Accounting Periods Presented

Siebel Systems’ fiscal year ends on December 31, and its historical results have been aligned to more closely conform to Oracle’s May 31 fiscal year end by adding subsequent interim period results to their most recent fiscal year-end information and deducting the comparable preceding year interim period results as explained below. In addition, certain historical Siebel Systems balances have been reclassified to conform to the pro forma combined presentation. Transactions between Oracle and Siebel Systems were nominal during the periods presented. No pro forma adjustments were made to conform Siebel Systems’ accounting policies to Oracle’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of November 30, 2005 is presented as if the Siebel Systems acquisition and notes issued to finance the Siebel Systems acquisition occurred on November 30, 2005, and due to different fiscal period ends, combines the historical balance sheet of Oracle at November 30, 2005 and the historical balance sheet of Siebel Systems at September 30, 2005.

The unaudited pro forma condensed combined statement of operations of Oracle and Siebel Systems for the six months ended November 30, 2005 is presented as if the Siebel Systems acquisition and notes issued to finance the Siebel Systems acquisition had taken place on June 1, 2004 and, due to different fiscal period ends, combines the historical results of Oracle for the six months ended November 30, 2005 and the historical results of Siebel Systems for the six months ended September 30, 2005.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The unaudited pro forma condensed combined statement of operations of Oracle, PeopleSoft and Siebel Systems for the year ended May 31, 2005 is presented as if the PeopleSoft acquisition and related borrowings as well as the Siebel Systems acquisition and notes issued had taken place on June 1, 2004, and due to different fiscal period ends, combines the historical results of Oracle for the year ended May 31, 2005, the historical results of PeopleSoft for the seven months ended December 28, 2004 and the historical results of Siebel Systems for the twelve months ended March 31, 2005. Oracle has five months of operations of PeopleSoft in its historical results for the year ended May 31, 2005 as Oracle acquired a controlling interest of PeopleSoft on December 29, 2004.

Basis of Preliminary Purchase Price and Allocation

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumptions, some of which cannot be made prior to completion of the Siebel Systems acquisition, are subject to change upon the acquisition date and finalization of the valuation of Siebel Systems’ assets and liabilities. Upon completion of the acquisition, Oracle expects to make additional adjustments, including adjustments for property and restructuring activities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, tangible assets and in-process research and development of Siebel Systems that exist as of the acquisition date.

The final valuation of identifiable intangible assets may change significantly from Oracle’s preliminary estimates, which could result in a material change in the amortization of intangible assets. The fair value of options assumed and the intrinsic value associated with deferred stock-based compensation could change based on option activity through the acquisition date and based on changes in the stock prices of Oracle and Siebel Systems, all of which could materially change the valuation of options as of the acquisition date, the deferred stock-based compensation charges recorded as of the acquisition date and the associated amortization of stock-based compensation. Additionally, changes in the balances of Siebel Systems’ cash, marketable securities and other tangible assets and liabilities could differ substantially from September 30, 2005, which was the basis for developing Oracle’s fair value estimates in the pro forma condensed combined financial statements, to the date of the acquisition.

The unaudited pro forma condensed combined financial statements do not include the effects of restructuring certain activities of pre-merger Oracle or Siebel Systems operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring Siebel Systems’ operations would be recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring Oracle’s operations would be recorded as expenses in Oracle’s statements of operations in the period that the costs are incurred.

2.	SIEBEL SYSTEMS ACQUISITION

On September 12, 2005, Oracle entered into a merger agreement to acquire Siebel Systems. The transaction is conditioned upon (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which occurred on November 15, 2005, and the applicable foreign antitrust laws of certain other jurisdictions, including the European Commission, which occurred on December 22, 2005, (ii) approval of the merger and adoption of the merger agreement by Siebel Systems stockholders and (iii) other customary closing conditions. Oracle expects that the transaction will close on January 31, 2006, or shortly thereafter, provided the foregoing conditions which have not yet been satisfied or waived are satisfied or waived.

The estimated purchase price and purchase price allocation below are preliminary as the acquisition has not been completed and the date for which the assets to be acquired and liabilities to be assumed has not been determined.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

For purposes of the pro forma financial statements, Oracle has used Siebel Systems’ assets and liabilities as of September 30, 2005 as the basis for developing Oracle’s fair value estimates.

Preliminary Purchase Price

The total preliminary purchase price is estimated at $6.1 billion, including estimated Siebel Systems stock options assumed and restricted stock awards exchanged as well as acquisition related transaction costs, and is comprised of:

(in millions)
Acquisition of the outstanding common stock of Siebel Systems at $10.66 per share:
In cash (370 million shares)	$3,940
In exchange for Oracle stock (158 million Siebel Systems shares converted to 125 million Oracle shares)	1,689
Estimated fair value of Siebel Systems stock options assumed and restricted stock awards exchanged	378
Acquisition related transaction costs	75

Total preliminary purchase price	$6,082

Acquisition of common stock: Pursuant to the merger agreement, each share of Siebel Systems common stock will be converted into the right to receive either (a) $10.66 in cash or (b) a number of shares of New Oracle common stock equal to $10.66 divided by the greater of (i) the average closing price of Oracle Common Stock on the Nasdaq Stock Market over the ten trading days immediately preceding (but not including) the date on which the Siebel Systems merger becomes effective (the “Average Oracle Stock Price”) or (ii) $10.72 (the “Conversion Ratio”), provided that no more than 30% of the outstanding Siebel Systems common stock may be converted into New Oracle common stock. If Siebel Systems stockholders holding more than 30% of Siebel Systems common stock elect to receive New Oracle common stock, the equity consideration will be prorated. The stock election will not be available unless the holders of at least six percent of the outstanding Siebel Systems common stock make the stock election.

Oracle has assumed that holders of 30% of Siebel Systems common stock elect to receive New Oracle common stock and that the Conversion Ratio will be 0.79, which was calculated as $10.66 divided by $13.49 (the closing price of Oracle common stock on September 12, 2005, the date the signing of the merger agreement was announced), for purposes of the unaudited pro forma condensed combined financial statements. Depending on the actual number of shares of Siebel Systems common stock outstanding as of the Siebel Systems acquisition date, the percentage of Siebel Systems stockholders that do not elect to receive New Oracle common stock and the actual Conversion Ratio, the cash paid and stock issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The following table outlines the impact of changes to certain assumptions and estimates:

(Shares and dollars in millions)	If 0% of Siebel Systems Stockholders Elect Stock	If 6% of Siebel Systems Stockholders Elect Stock	If 30% of Siebel Systems Stockholders Elect Stock
Siebel Systems shares outstanding at September 30, 2005	528	528	528
Cash paid to Siebel Systems stockholders who elect cash	$5,629	$5,291	$3,940
Number of Siebel Systems shares subject to stock election	—	32	158
Number of estimated New Oracle shares issued using Conversion Ratio of 0.79	—	25	125
Number of estimated New Oracle shares issued assuming a 26% decrease in Conversion Ratio	—	19	93
Number of estimated New Oracle shares issued assuming a 26% increase in Conversion Ratio	—	32	158

The maximum conversion ratio is 0.9944, which is 26% higher than the conversion ratio of 0.79 used in the unaudited pro forma condensed combined financial statements. The table below discloses the effect on pro forma basic and diluted earnings per share from the respective amounts presented in the unaudited pro forma condensed combined financial statements if the maximum conversion ratio was required and if a correspondingly divergent minimum ratio was required.

	Effect on Oracle Pro Forma Earnings Per Share
	Basic	Diluted
For the Year Ended May 31, 2005:
26% increase in conversion ratio	$0.00	$0.00
26% decrease in conversion ratio	$0.01	$0.01
For the Six Months Ended November 30, 2005:
26% increase in conversion ratio	$0.00	$0.00
26% decrease in conversion ratio	$0.01	$0.00

Fair value of estimated options assumed and restricted stock awards exchanged:  As of September 30, 2005, Siebel Systems had approximately 111 million stock options outstanding. The fair value of estimated stock options assumed and restricted stock awards exchanged was determined using an average price of $13.49, which was the closing price of Oracle’s common stock on September 12, 2005, the date the signing of the merger agreement was announced and was calculated using a Black-Scholes-Merton valuation model with the following assumptions: expected life of 3.5 to 5.5 years, risk-free interest rate of 3.9%, expected volatility of 27% and no dividend yield. In accordance with the merger agreement, the conversion value of each option assumed will be determined based on the exercise price of each Siebel Systems option, the closing sale price of a share of Siebel Systems common stock on the trading day immediately preceding the date on which the effective time occurs and the Average Oracle Stock Price. The portion of the estimated intrinsic value of unvested Siebel Systems options and restricted stock awards related to future service will be allocated to deferred stock-based compensation and will be amortized using the accelerated expense attribution method over the remaining vesting period.

Acquisition related transaction costs:  Acquisition related transaction costs of $75 million include Oracle’s estimate of investment banking fees of $41 million, legal and accounting fees of $29 million and other external costs directly related to the mergers of $5 million.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

Preliminary Purchase Price Allocation

The total preliminary purchase price will be allocated to Siebel Systems tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(in millions)
Cash and marketable securities	$2,247
Goodwill	2,234
Identifiable intangible assets	1,710
Net deferred tax assets	106
Net tangible liabilities	(284)
Deferred stock-based compensation	30
In-process research and development	39

Total preliminary purchase price allocation	$6,082

The preliminary allocation of the purchase price is based upon a preliminary valuation, as described below, and Oracle’s estimates and assumptions are subject to change upon the finalization of the valuation.

Cash, marketable securities and other net tangible liabilities:  Oracle valued cash, marketable securities and other net tangible liabilities at their respective carrying amounts, except for adjustments to deferred revenues, as Oracle believes that these amounts approximate their current fair values or the fair values are not yet determinable as regulatory approvals have not been obtained and the acquisition has not been completed. Upon completion of the acquisition, Oracle expects to make additional adjustments, including adjustments for property and restructuring activities.

Oracle reduced Siebel Systems’ historical deferred revenues by $148 million in the pro forma condensed combined balance sheet to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to Siebel Systems’ software support contracts. Oracle has not yet assessed whether a fair value adjustment will be required for consulting contract obligations assumed.

Goodwill:  Goodwill represents the excess of the estimated purchase price over the estimated fair value of tangible and identifiable intangible assets that Oracle estimates will be acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that Oracle determines that the value of goodwill has become impaired, Oracle will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets:  Oracle expects identifiable intangible assets acquired to include developed technology, core technology, tradenames, customer contracts, software support agreements and related relationships and consulting contracts. Developed technology, which comprises products that have reached technological feasibility, includes products in most of Siebel Systems’ product lines, principally the Siebel Systems CRM and Siebel Systems Business Analytics products. Core technology represents a combination of Siebel Systems processes, patents and trade secrets related to the design and development of its applications products. This proprietary know-how can be leveraged to develop new technology and improve Oracle’s applications software products. Customer contracts and software support agreements and related relationships represent the underlying relationships and agreements with customers of Siebel Systems’ installed base.

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The fair value of intangible assets was based on a preliminary third-party valuation completed by Duff & Phelps, LLC using an income approach, as well as limited discussions with Siebel Systems management and a review of certain transaction-related documents and forecasts prepared by Oracle management. The rates utilized to discount net cash flows to their present values range from 10% to 18%. These discount rates were determined after consideration of Oracle’s rate of return on debt capital and equity, the weighted average return on invested capital and the internal rate of return specific to this transaction.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of Siebel Systems and Oracle acquisition-related intangible assets and Oracle’s intended future use of the intangible assets. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

Oracle believes the most substantial changes that will affect the Siebel Systems purchase price allocation will relate to the valuation of intangible assets. Oracle management expects to conduct more detailed discussions with Siebel Systems management and development personnel as due diligence activities continue. Oracle also believes that additional purchase price adjustments, including adjustments to property and restructuring accruals, may affect the allocation. However, Oracle is unable to quantify the effect of these adjustments until it completes the acquisition of Siebel Systems.

The table below illustrates the effect of a 10% increase or decrease in identifiable intangible assets on the pro forma financial statements:

(in millions)	Estimated Pro-Forma Values	Effect of a 10% Increase in Identifiable Intangible Assets	Effect of a 10% Decrease in Identifiable Intangible Assets
Goodwill	$2,234	$2,063	$2,405
Identifiable intangible assets	$1,710	$1,881	$1,539
Annual amortization of intangible assets expense	$263	$292	239

Net deferred tax assets:  Net deferred tax assets include a fair value adjustment to the valuation allowance on deferred tax assets based on Oracle’s expected utilization of net operating loss carryforwards as well as the tax effects of fair value adjustments related to identifiable intangible assets, property and deferred revenues. Upon the finalization of the combined company’s legal entity structure and the restructuring plans, additional adjustments to deferred taxes may be required.

Deferred stock-based compensation:  Deferred stock-based compensation represents the portion of the estimated intrinsic value, which will be measured as of the acquisition date, of unvested Siebel Systems stock options and restricted stock awards related to future service that will be assumed. Oracle intends to assume Siebel Systems’ equity incentive plans and retain all of the rights, terms and conditions of the respective plans under which options, restricted stock and restricted stock unit awards were originally granted including a provision to provide for accelerated vesting of all unvested equity incentive awards for eligible employees terminated within one year after a change in control. Until Oracle assesses the impact of restructuring pre-merger Oracle and Siebel Systems operations, Oracle is unable to quantify the amount of accelerated stock compensation expenses that will be recorded in Oracle’s statements of operations as a result of the change in control and termination provisions.

In-process research and development:  In-process research and development represents incomplete Siebel Systems research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Oracle estimates that $39 million of the purchase price represents purchased in-process

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

technology primarily related to projects associated with the Siebel Systems CRM and Siebel Systems Business Analytics products which had not yet reached technological feasibility and have no alternative future use. Although in-process research and development costs are not included in the unaudited pro forma condensed combined statements of operations, such costs will be expensed in Oracle’s consolidated financial statements as a non-tax deductible charge in the period in which the acquisition is consummated.

Pre-acquisition contingencies:  Oracle has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

Financing Activities

On January 13, 2006, Oracle issued $5.75 billion of investment grade notes, including $1.5 billion of floating rate notes due 2009 (2009 Notes), $2.25 billion of 5.00% notes due 2011 (2011 Notes) and $2.0 billion of 5.25% notes due 2016 (2016 Notes) to finance the Siebel Systems acquisition and for general corporate purposes, including stock repurchases and other acquisitions.

(Dollars in millions)	Par	Discount	Net	Initial Interest Rate
2009 Notes	$1,500	$—	$1,500	4.8%
2011 Notes	2,250	8	2,242	5.0%
2016 Notes	2,000	11	1,989	5.3%

Total	$5,750	$19	$5,731	5.1%

The 2009 Notes bear interest at a floating rate equal to three-month LIBOR plus 0.23% per year, the 2011 Notes bear interest at the rate of 5.00% per year, and the 2016 Notes bear interest at the rate of 5.25% per year. Interest is payable quarterly on January 13, April 13, July 13 and October 13 for the 2009 Notes and semi-annually on January 15 and July 15 for the 2011 Notes and 2016 Notes.

The notes were sold in a private placement only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

3.	PEOPLESOFT ACQUISITION

Pursuant to Oracle’s agreement and plan of merger with PeopleSoft, dated December 12, 2004, Oracle acquired approximately 75% and 97% of the outstanding common stock of PeopleSoft (including shares subject to guaranteed delivery) for $26.50 per share in cash as of December 29, 2004 and January 6, 2005, respectively. On January 7, 2005, Oracle completed the merger of Oracle’s wholly-owned subsidiary with and into PeopleSoft. Oracle has included the financial results of PeopleSoft in its consolidated financial statements beginning December 29, 2004. The minority interest in the earnings of PeopleSoft for the period from December 29, 2004 to January 7, 2005 was nominal.

The total purchase price was $11.1 billion, which consisted of $10,576 million in cash paid to acquire the outstanding common stock of PeopleSoft, $492 million for the fair value of options assumed and $12 million in cash for transaction costs. In allocating the purchase price based on estimated fair values, Oracle recorded approximately $6,480 million of goodwill, $3,384 million of identifiable intangible assets, $1,183 million of net

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

tangible assets and $33 million of in-process research and development. The preliminary allocation of the purchase price was based, in part, upon a valuation and Oracle’s estimates and assumptions are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to restructuring costs, certain legal matters, income and non-income based taxes and residual goodwill.

The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2005 includes severance expenses of $224 million recorded by PeopleSoft in their historical financial statements for the seven months ended December 28, 2004 related to change in control provisions that were triggered as part of Oracle’s agreement and plan of merger.

4.	PRO FORMA ADJUSTMENTS – SIEBEL SYSTEMS ACQUISITION

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record the following adjustments to cash:

(in millions)
To record estimated proceeds from borrowings, net of discount and offering costs	$5,714
To record estimated cash paid for Siebel Systems common stock	(3,940)

Total adjustments to cash	$1,774

(B)	To record the difference between the preliminary fair value and the historical amount of intangible assets.

(Dollars in millions)	Historical Amount, Net	Preliminary Fair Value	Increase	Annual Amortization	Six Months Amortization	Estimated Useful Life
Developed technology	$25	$476	$451	$95	$48	5 yrs.
Core technology	—	197	197	39	20	5 yrs.
Trademarks	—	45	45	6	3	7 yrs.
Customer contracts	1	108	107	13	7	8 yrs.
Software support agreements and related relationships	10	884	874	110	55	8 yrs.

Total identifiable intangible assets	$36	$1,710	$1,674	$263	$133

Siebel Systems historical amortization				9	5

Net increase in amortization				$254	$128

(C)	To eliminate Siebel Systems’ historical goodwill and record the preliminary fair value of goodwill.

(in millions)	Historical Amount, Net	Preliminary Fair Value	Increase
Goodwill	$297	$2,234	$1,937

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

(D)	To record adjustments for deferred tax liabilities related to identifiable intangible assets and deferred revenues and to adjust the valuation allowance on deferred tax assets.

(Dollars in millions)	Preliminary Fair Value Adjustment	Statutory Tax Rate	Deferred Tax Asset (Liability)
Increase in identifiable intangible assets	$1,674	38.5%	$(644)
Decrease in deferred revenues	150	38.5%	(58)

Deferred tax liabilities			(702)
Decrease in valuation allowance on deferred tax assets			668

Net deferred tax liabilities			$(34)

(E)	To record the notes issued, net of discount to finance the Siebel Systems acquisition and for general corporate purposes.

(F)	To record the offering costs related to the notes issued to finance the Siebel Systems acquisition and for general corporate purposes. The estimated offering costs will be amortized over the weighted-average borrowing period.

(G)	To accrue for estimated acquisition related transaction costs of $75 million.

(H)	To record the difference between the preliminary fair value and the historical amount of Siebel Systems’ deferred revenue. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to Siebel Systems software support contracts based on the deferred revenue balances of Siebel Systems as of September 30, 2005 and will not reflect the actual fair value adjustment as of the date of acquisition. To the extent these underlying support contracts are renewed, Oracle will recognize the revenue for the full value of the support contracts over the support periods, the majority of which are one year. Oracle is currently assessing whether a fair value adjustment will be required for consulting contract obligations assumed.

(in millions)	Historical Amount	Preliminary Fair Value	Decrease
Software license updates and product support	$246	$98	(148)
Services	67	67	—
New software licenses	2	—	(2)

Total deferred revenues	$315	$165	$(150)

(I)	To record the following adjustments to stockholders’ equity:

(in millions)
To record New Oracle stock issued in exchange for Siebel Systems stock	$1,689
To record the preliminary value of Siebel Systems options assumed in the acquisition	378
To record the preliminary estimate of the fair value of in-process research and development	(39)
To record deferred stock-based compensation related to unvested Siebel Systems options	(30)
To eliminate Siebel Systems’ historical stockholders’ equity	(2,286)

Total adjustments to stockholders’ equity	$(288)

(J)

To record the estimated amortization of stock-based compensation related to the unvested portion of Siebel Systems options assumed in connection with the acquisition using the accelerated expense attribution method over the remaining vesting period, which approximates one year. Oracle intends to assume Siebel

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

Systems’ equity incentive plans and retain all of the rights, terms and conditions of the respective plans under which options, restricted stock and restricted stock unit awards were originally granted including a provision to provide for accelerated vesting of all unvested equity incentive awards for eligible employees terminated within one year after a change in control. Until Oracle assesses the impact of restructuring pre-merger Oracle and Siebel Systems operations, Oracle is unable to quantify the amount of accelerated stock compensation expenses that will be recorded in Oracle’s statements of operations as a result of the change in control and termination provisions.

(in millions)	Estimated Deferred Stock-Based Compensation	Increase in Year Ended May 31, 2005 Amortization	Increase in Six Months Ended November 30, 2005 Amortization
Sales and marketing	$7	$4	$1
Software license updates and product support	2	1	—
Cost of services	9	5	2
Research and development	9	5	1
General and administrative	3	2	1

Stock-based compensation expense	$30	$17	$5

(K)	To record additional amortization expenses related to intangible assets acquired—see (B).

(L)	To record interest expense, including amortization of the discount and offering costs, associated with notes issued to finance the Siebel Systems acquisition. Notes issued in excess of cash required to purchase Siebel Systems stock will be used for general corporate purposes. The pro forma condensed combined statements of operations do not assume reductions in interest based on actual and anticipated principal repayments of Oracle’s borrowings or changes in interest rates if Oracle refinances its borrowings.

(Dollars in millions)	Notes Issued	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Exp.	Increase (Decrease) in Six Months Interest Exp.
Interest expense, including amortization of the discount and offering costs	$5,750	5.1%	$296	$148
Impact of a 1/8% increase in interest rate			$7	$4
Impact of a 1/8% decrease in interest rate			$(7)	$(4)

(M)	To record the income tax impact on pro forma adjustments at the statutory tax rate of 38.5%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Oracle and Siebel Systems filed consolidated income tax returns during the periods presented.

(Dollars in millions)	Year Ended May 31, 2005	Six Months Ended November 30, 2005
Pro forma adjustments before income taxes	$(567)	$(281)
Statutory tax rate	38.5%	38.5%

Pro forma income tax adjustment	$(218)	$(108)

ORACLE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

5.	PRO FORMA ADJUSTMENTS—PEOPLESOFT ACQUISITION

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended May 31, 2005:

(N)	To record i) a reduction in depreciation expense related to the decreased basis of fixed assets acquired and ii) amortization of stock-based compensation related to the unvested portion of PeopleSoft options assumed in connection with the acquisition using the accelerated expense attribution method over the remaining vesting period. The adjustments made by operating expense line item are as follows:

(in millions)	Decrease in Depreciation	Increase in Amortization of Stock-Based Compensation	Net Increase (Decrease)
Sales and marketing	$(7)	$3	$(4)
Software license updates and product support	(2)	2	—
Cost of services	(6)	5	(1)
Research and development	(6)	9	3
General and administrative	(4)	1	(3)

Total	$(25)	$20	$(5)

(O)	To record additional amortization expenses related to intangible assets acquired.

(P)	To record interest expense associated with borrowings to finance the PeopleSoft acquisition.

(Q)	To record the income tax impact on pro forma adjustments at the statutory tax rate of 38.5%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Oracle and PeopleSoft filed consolidated income tax returns during the period presented

6.	PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Oracle common stock outstanding and are adjusted for additional common stock issued to Siebel Systems stockholders as part of the acquisition and the estimated common stock dilution under the treasury stock method for stock options.

	Weighted Average Shares
(in millions)	Year Ended May 31, 2005	Six Months Ended November 30, 2005
Basic, as reported	5,136	5,150
Estimated stock issued in connection with Siebel Systems acquisition	124	125

Basic, pro forma	5,260	5,275

Diluted, as reported	5,231	5,241
Estimated stock issued in connection with Siebel Systems acquisition	124	125
Estimated dilutive effect of stock options	35	18

Diluted, pro forma	5,390	5,384